Exhibit 99.1

Consolidated Water Reports Full Year 2024 Results

GEORGE TOWN, Grand Cayman, Cayman Islands, March 17, 2025 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, reported results for the year ended December 31, 2024. All comparisons are to the prior year period unless otherwise noted.

Consolidated Water will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

2024 Financial Highlights

●	Total revenue declined 26% to $134 million, due to two large construction projects that were underway in 2023 but were completed in June 2024. The company’s $204 million design-build-operate desalination plant project in Hawaii continues to progress towards the higher-revenue construction phase.
●	Retail revenue increased 5% to $31.7 million on higher sales volumes.
●	Bulk revenue decreased 3% to $33.7 million.
●	Manufacturing revenue increased by 1% to $17.6 million.
●	Services revenue declined by 48% to $51 million, due to a $60 million decline in construction revenue that was partially offset by a $9.9 million increase in recurring operations and maintenance (O&M) revenue and a $2.7 million increase in design and consulting revenue.
●	O&M recurring revenue increased 51% to $29.3 million. The increase was comprised of $6.1 million from REC, which was acquired in October 2023, and $3.9 million from PERC.
●	Net income from continuing operations attributable to company stockholders totaled $17.9 million or $1.12 per diluted share, compared to $30.7 million or $1.93 per diluted share in 2023.
●	Net income, including discontinued operations attributable to company stockholders, totaled $28.2 million or $1.77 per diluted share, compared to $29.6 million or $1.86 per diluted share in 2023.
●	Cash and cash equivalents totaled $99.4 million and working capital was $132.8 million as of December 31, 2024.

2024 Operational Highlights

●	Retail water sold by the company’s Grand Cayman water utility increased 4.5% to a record volume of 1.01 billion gallons. The increase was due to a record number of customer connections which were up 4.3% for the year.

●	Advanced through the piloting, design and permitting stages of a project to design, construct, operate and maintain a seawater desalination plant in Hawaii for the Honolulu Board of Water Supply.
●	Recognized $7.9 million in operations and maintenance revenue from the company’s REC subsidiary, which was acquired in October 2023 to provide a new channel for expansion in water-stressed regions of Colorado.

Dividend Increase

In August 2024, the company increased its quarterly dividend by 15.8% to $0.11 per share beginning in the fourth quarter of 2024.

Management Commentary

“Our revenue and operating income in 2024 from continuing operations were consistent with our expectations, particularly with the completion of the two major design-build projects early in the year,” commented Consolidated Water CEO, Rick McTaggart.

“We saw an improvement in profitability across our retail and manufacturing segments. Our strong retail water sales in our exclusive utility service area on Grand Cayman reflect a record volume of water sold to a record number of customers. This was primarily due to the ongoing growth in population and business activity on the island.

“Our bulk water segment revenue and gross profit remained relatively consistent from the previous year. Our services revenue declined due to the completion in the second quarter of the Liberty Utilities and Red Gate II construction projects which had a major impact on our 2023 revenue. The decline was partially offset by a 51% or nearly $10 million increase in recurring revenue from our operations and maintenance or O&M contracts.

“Most of this additional O&M revenue was generated by REC, our new Colorado subsidiary, that has provided us a new channel to expand our design-build and O&M businesses into water-stressed regions of Colorado. Other U.S.-based O&M contracts managed by our PERC Water subsidiary also contributed meaningfully to the increase.

“Our $204 million project to design, construct, operate and maintain a 1.7 million gallons per day seawater desalination plant for the Honolulu Board of Water Supply has been steadily advancing through the pilot, design and permitting stage. Due to delays unrelated to us, we now expect to begin the construction of this project early next year. We expect the construction phase to generate the largest portion of revenue from the project.

“Also important to note, about 80% of the plant’s construction fee is subject to adjustments for inflation from the date the contract was executed to the date construction begins. This will help protect our gross margin and profitability against most increases in the cost of goods and services.

“As announced last month, our wholly owned subsidiary, Cayman Water Company, received a new concession from the Cayman Islands government, granting it continued exclusive rights to produce and supply potable water within its service area on Grand Cayman. Discussions with the Cayman Islands utility regulator for the required license are anticipated to begin soon. Our existing operating license will remain in effect until the new one is received.

“Looking ahead, we remain excited about the future of Consolidated Water for many reasons. This includes the continued growth in water sales in Grand Cayman; the long-term, stable recurring revenue from our

Caribbean-based bulk water business; and the growth potential of our U.S.-based manufacturing, design-build and O&M businesses.

“Supported by an exceptionally strong balance sheet, we will continue to invest in new infrastructure like the expansion of our West Bay plant to serve the growing water needs of our utility customers in Grand Cayman. We also plan to add additional manufacturing space for Aerex. We expect these investments to ultimately drive future retail and manufacturing revenue growth. Our strong balance sheet also enables us to move quickly and strategically on any potential acquisitions.

“We expect our construction revenue to remain below the record level set in 2023 until we commence construction of the desalination project in Hawaii. However, we see this major construction phase substantially adding to our revenue and earnings growth in 2026 and 2027.”

2024 Financial Summary

Revenue totaled $134 million, declining 26% from $180.2 million in 2023. The decrease was due to decreases of $47 million in the services segment and $922,000 in the bulk segment. The decreases were partially offset by increases of $1.6 million in the retail segment and $104,000 in the manufacturing segment.

Retail revenue increased due to a 4.5% increase in the volume of water sold. The volume of water sold increased due to a 4.3% increase in the number of customer accounts in the company’s license area during the year.

The decrease in bulk segment revenue was due to a decrease in the price of energy for CW-Bahamas which decreased the energy pass-through component of CW-Bahamas’ rates. The decrease in bulk segment revenue was partially offset by the revenue generated by the commencement on May 1, 2024, of the operations and maintenance contract for the new Red Gate desalination plant on Grand Cayman. The decrease also was partially offset by the additional revenue generated by the amendment of the company’s North Sound contract which also became effective on May 1, 2024.

The decrease in services segment revenue was due to plant construction revenue decreasing from $77.3 million in 2023 to $17.6 million in 2024 as the result of two construction projects being completed in 2024. Revenue generated under operations and maintenance contracts totaled $29.3 million in 2024, an increase of 51% from 2023. Newly acquired REC contributed $6.1 million to the increase, with the remainder related to incremental PERC contracts.

Manufacturing segment revenue increased by $104,000 to $17.6 million as compared to $17.5 million in 2023.

Gross profit for 2024 was $45.6 million (34.1% of total revenue), as compared to $61.9 million (34.4% of total revenue) in 2023.

Net income from continuing operations attributable to Consolidated Water stockholders for 2024 was $17.9 million or $1.12 per diluted share, compared to net income of $30.7 million or $1.93 per diluted share in 2023.

Including discontinued operations, net income attributable to Consolidated Water stockholders for 2024 was $28.2 million or $1.77 per diluted share, compared to net income of $29.6 million or $1.86 per diluted share in 2023.

Cash and cash equivalents totaled $99.4 million as of December 31, 2024, with working capital of $132.8 million, debt of $0.2 million, and stockholders’ equity of $210 million.

Full Year Segment Results

	Year Ended December 31, 2024
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$31,741,343	$33,673,387	$50,956,489	$17,595,414	$—	$133,966,633
Cost of revenue	14,199,088	23,360,360	38,511,535	12,271,202	—	88,342,185
Gross profit	17,542,255	10,313,027	12,444,954	5,324,212	—	45,624,448
General and administrative expenses	3,263,593	1,564,975	6,055,409	2,456,807	14,196,652	27,537,436
Gain on asset dispositions and impairments, net	2,286	—	2,714	—	192,786	197,786
Income (loss) from operations	14,280,948	8,748,052	6,392,259	2,867,405	(14,003,866)	18,284,798
Interest income	198,180	865,584	458,732	4	571,690	2,094,190
Interest expense	(93,368)	—	(8,409)	—	(70)	(101,847)
Income from affiliates	—	—	—	16,701	252,754	269,455
Other	78,647	39,625	(5,634)	11,993	7,247	131,878
Other income, net	183,459	905,209	444,689	28,698	831,621	2,393,676
Income (loss) before income taxes	14,464,407	9,653,261	6,836,948	2,896,103	(13,172,245)	20,678,474
Provision for income taxes	—	—	1,528,398	672,040	18,076	2,218,514
Net income (loss) from continuing operations	14,464,407	9,653,261	5,308,550	2,224,063	(13,190,321)	18,459,960
Income from continuing operations attributable to non-controlling interests	—	577,590	—	—	—	577,590
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$14,464,407	$9,075,671	$5,308,550	$2,224,063	$(13,190,321)	17,882,370
Net income from discontinued operations						10,355,184
Net income attributable to Consolidated Water Co. Ltd. stockholders						$28,237,554

	Year Ended December 31, 2023
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$30,158,051	$34,595,058	$97,966,650	$17,491,474	$—	$180,211,233
Cost of revenue	13,891,229	24,128,132	66,797,762	13,467,005	—	118,284,128
Gross profit	16,266,822	10,466,926	31,168,888	4,024,469	—	61,927,105
General and administrative expenses	2,978,164	1,737,264	4,271,808	1,838,284	13,926,846	24,752,366
Gain (loss) on asset dispositions and impairments, net	(21,716)	12,720	—	2,233	(349)	(7,112)
Income (loss) from operations	13,266,942	8,742,382	26,897,080	2,188,418	(13,927,195)	37,167,627
Interest income	181,468	362,422	151,706	4	808	696,408
Interest expense	(123,867)	—	(21,417)	—	—	(145,284)
Income from affiliate	—	—	—	—	169,728	169,728
Other	93,795	10,793	1,024	2,020	(171)	107,461
Other income, net	151,396	373,215	131,313	2,024	170,365	828,313
Income (loss) before income taxes	13,418,338	9,115,597	27,028,393	2,190,442	(13,756,830)	37,995,940
Provision (benefit) for income taxes	—	—	6,388,457	440,111	(78,554)	6,750,014
Net income (loss) from continuing operations	13,418,338	9,115,597	20,639,936	1,750,331	(13,678,276)	31,245,926
Income from continuing operations attributable to non-controlling interests	—	573,791	—	—	—	573,791
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$13,418,338	$8,541,806	$20,639,936	$1,750,331	$(13,678,276)	30,672,135
Net loss from discontinued operations						(1,086,744)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$29,585,391

Revenue earned by major geographic region was:

	Year Ended December 31,
	2024	2023	2022
Cayman Islands	$37,137,424	$41,728,340	$30,375,985
The Bahamas	29,675,947	31,221,633	29,943,615
United States	66,662,406	106,768,621	33,338,466
Revenue earned from management services agreement with OC-BVI	490,856	492,639	446,906
	$133,966,633	$180,211,233	$94,104,972

The following table presents the company’s revenue disaggregated by revenue source.

	Year Ended December 31,
	2024	2023	2022
Retail revenue	$31,741,343	$30,158,051	$25,954,013
Bulk revenue	33,673,387	34,595,058	32,991,066
Services revenue	50,956,489	97,966,650	28,835,428
Manufacturing revenue	17,595,414	17,491,474	6,324,465
Total revenue	$133,966,633	$180,211,233	$94,104,972

Services revenue consists of the following:

	Year Ended December 31,
	2024	2023	2022
Construction revenue	$17,637,432	$77,306,704	$11,616,274
Operations and maintenance revenue	29,307,405	19,368,365	14,152,158
Design and consulting revenue	4,011,652	1,291,581	3,066,996
Total services revenue	$50,956,489	$97,966,650	$28,835,428

Annual General Meeting of Shareholders

The company has set May 27, 2025 as the date of its Annual General Meeting of Shareholders to be held at 3:00 p.m. Cayman Islands time (4:00 p.m. EDT) at the Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands. Holders of record of the company’s stock as of March 28, 2025 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, March 18, 2025

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 1237348

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through March 25, 2025, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 1237348

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The company recently entered the U.S. desalination market with a contract to design, construct, operate and maintain a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks such as economic, operational, and industry-specific risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor & Media Contact:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
Email Contact

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$99,350,121	$42,621,898
Accounts receivable, net	39,580,982	38,226,891
Inventory	8,960,350	6,044,642
Prepaid expenses and other current assets	5,153,984	4,056,370
Contract assets	4,470,243	21,553,057
Current assets of discontinued operations	272,485	211,517
Total current assets	157,788,165	112,714,375
Property, plant and equipment, net	52,432,282	55,882,521
Construction in progress	5,143,717	495,471
Inventory, noncurrent	5,338,961	5,045,771
Investment in affiliates	1,504,363	1,412,158
Goodwill	12,861,404	12,861,404
Intangible assets, net	2,696,815	3,353,185
Operating lease right-of-use assets	3,190,985	2,135,446
Other assets	2,356,489	3,407,973
Long-term assets of discontinued operations	—	21,129,288
Total assets	$243,313,181	$218,437,592

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$9,057,179	$11,604,369
Accrued compensation	3,336,946	3,160,030
Dividends payable	1,780,841	1,572,655
Current maturities of operating leases	634,947	456,865
Current portion of long-term debt	126,318	192,034
Contract liabilities	9,126,654	6,237,011
Deferred revenue	365,879	317,017
Current liabilities of discontinued operations	509,745	364,665
Total current liabilities	24,938,509	23,904,646
Long-term debt, noncurrent	70,320	191,190
Deferred tax liabilities	210,893	530,780
Noncurrent operating leases	2,630,812	1,827,302
Other liabilities	153,000	153,000
Total liabilities	28,003,534	26,606,918
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 44,004 and 44,297 shares, respectively	26,402	26,578
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,846,345 and 15,771,545 shares, respectively	9,507,807	9,462,927
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	93,550,905	92,188,887
Retained earnings	106,875,581	85,148,820
Total Consolidated Water Co. Ltd. stockholders' equity	209,960,695	186,827,212
Non-controlling interests	5,348,952	5,003,462
Total equity	215,309,647	191,830,674
Total liabilities and equity	$243,313,181	$218,437,592

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2024	2023	2022
Revenue	$133,966,633	$180,211,233	$94,104,972
Cost of revenue	88,342,185	118,284,128	63,749,849
Gross profit	45,624,448	61,927,105	30,355,123
General and administrative expenses	27,537,436	24,752,366	21,070,234
Gain (loss) on asset dispositions and impairments, net	197,786	(7,112)	(12,704)
Income from operations	18,284,798	37,167,627	9,272,185

Other income (expense):
Interest income	2,094,190	696,408	447,186
Interest expense	(101,847)	(145,284)	(46,545)
Equity in the earnings of affiliates	269,455	169,728	102,225
Loss on put/call options	—	—	(128,000)
Other	131,878	107,461	89,944
Other income, net	2,393,676	828,313	464,810
Income before income taxes	20,678,474	37,995,940	9,736,995
Provision for income taxes	2,218,514	6,750,014	396,739
Net income from continuing operations	18,459,960	31,245,926	9,340,256
Income from continuing operations attributable to non-controlling interests	577,590	573,791	1,112,913
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	17,882,370	30,672,135	8,227,343
Net income (loss) from discontinued operations	10,355,184	(1,086,744)	(2,371,049)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$28,237,554	$29,585,391	$5,856,294

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$1.13	$1.95	$0.54
Discontinued operations	0.65	(0.07)	(0.16)
Basic earnings per share	$1.78	$1.88	$0.38

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$1.12	$1.93	$0.54
Discontinued operations	0.65	(0.07)	(0.16)
Diluted earnings per share	$1.77	$1.86	$0.38

Dividends declared per common and redeemable preferred shares	$0.41	$0.36	$0.34

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,832,328	15,739,056	15,290,509
Diluted earnings per share	15,935,962	15,865,897	15,401,653